Exhibit 10.3
IDEC PHARMACEUTICALS CORPORATION
1993 NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN
(Amended and Restated through February 19, 2003)
Pursuant to Section VIII of the Idec Pharmaceuticals Corporation 1993 Non-Employee Directors Stock Option Plan (the “Plan”), Biogen Idec Inc. amends the Plan as follows:
1. Section II is amended, effective as of June 1, 2011, to include the following definition:
     “For Cause: any act of: (i) fraud or intentional misrepresentation, or (ii) embezzlement, misappropriation or conversion of assets or opportunities of the Corporation or any affiliate. The determination of the Board, or the committee appointed to administer the Plan, as to the existence of circumstances warranting a termination For Cause shall be conclusive.”
2. Section VI.G. is amended, effective as of June 1, 2011, to read in its entirety as follows:
     1. In the event that the Optionee’s Board service shall terminate for any reason other than For Cause, any option grant held by the Optionee, to the extent that it is or becomes vested at the time of such termination, shall remain exercisable by the Optionee (or, in the event of the Optionee’s death while such Option is still outstanding, by the Optionee’s legal representatives, heirs or legatees) for the three-year period following such termination, but in no event following the expiration of the Option term.
     2. In the event of the termination of the Optionee’s Board service For Cause, each outstanding option grant held by the Optionee shall be cancelled as of the commencement of business on the date of such termination.”